Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160301, 333-149933, 333-147151, 333-144129, 333-46834, 33-63429, and 333-180355 on Form S-8 of our reports dated October 21, 2014, relating to the consolidated financial statements of Apollo Education Group, Inc. and subsidiaries and the effectiveness of Apollo Education Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apollo Education Group, Inc. for the year ended August 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
October 21, 2014